SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No. 1)



                       Capstone Capital Trust, Inc.
                             (Name of Issuer)



                               Common Stock
                     (Title of Class of Securities)


                                 14066RAA0
                             (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

                            Page 1 of 4  Pages

CUSIP NO. 14066RAA0
                                        13G  Page 2 of 4 Pages





1           NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

OppenheimerFunds, Inc.
I.R.S. NO. 13-2527171
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A
            GROUP*

A

B           X


3           SEC USE ONLY


4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado

NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING
PERSON
WITH
5           SOLE VOTING POWER
            0
6           SHARED VOTING POWER
            0
7           SOLE DISPOSITIVE POWER
            0
8           SHARED DISPOSITIVE POWER
            33,000
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            33,000
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.25%
12          TYPE OF REPORTING PERSON*

IA                 *SEE INSTRUCTIONS BEFORE FILING OUT!

  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                              Schedule 13G
                Under the Securities Exchange Act of 1934

Item 1(a)     Name of Issuer:
              Capstone Capital Trust, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
              1000 Urban Center Drive
              Suite 630
              Birmingham, AL  35242

Item 2(a)     Name of Person Filing:
              OppenheimerFunds, Inc.

Item 2(b)     Address of Principal Business Office:
              Two World Trade Center, Suite 3400
              New York, New York 10048-0203

Item 2(c)     Citizenship:
              Inapplicable

Item 2(d)     Title of Class of Securities:
              Common Stock

Item 2(e)     CUSIP Number:
              14066RAA0

Item 3(e)       X  Investment Adviser registered under Section
                   203 of the Investment Advisers Act of 1940

Item 4(a)      Amount Beneficially Owned:   33,300 shares*

Item 4(b)      Percent of Class:  0.25%

Item 4(c)(i)   Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)  Shared power to vote or to direct the vote - 0

Item 4(c)(iii) Sole power to dispose or to direct the disposition of - 0 shares

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 33,000 shares*

Item 5         Ownership to Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: X

____________
*Includes the number of common shares of Issuer that will be received upon conversion of the convertible subordinated debentrues owned by investment companies managed by OppenheimerFunds, Inc.Item 6

 Ownership of More than Five Percent on Behalf of
 Another Person:
 Inapplicable

Item 7           Identification and Classification of the
                 Subsidiary Which Acquired the Security Being
                 Reported on By the Parent Holding Company:
                                        Inapplicable
                 Identification and Classification of Members of the
Group:
                                        Inapplicable

Item 9                                  Notice of Dissolution of Group:
                                        Inapplicable

Item 10                                 Certification:
                     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such
                     securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE         After reasonable inquiry and to the best of my
                  knowledge and belief, I certify that the
                 information set forth in this statement is true, complete and correct.

Date:                                   February 5, 1997


Signature:                     /s/ Merryl Hoffman
                              ________________________________________

Name/Title:                             Merryl Hoffman, Vice President




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